Exhibit 99.1

Contact:                      Jeff Altamari
Vice President, Investor Relations
(713) 513-3344
2011-19

CAMERON THIRD QUARTER EARNINGS PER SHARE $0.78, EXCLUDING CHARGES

•	Earnings total $0.67 per share, including charges, versus $0.61, including charges, in third quarter of 2010
•	Orders $2.0 billion, up over $500 million from a year ago, backlog grows to $5.8 billion
•	Full year 2011 earnings guidance between $2.63 and $2.66 per share

HOUSTON (October 27, 2011) -- Cameron (NYSE: CAM) reported net income of $164.5 million, or $0.67 per diluted share, for the quarter ended September 30, 2011, compared with net income of $148.7 million, or $0.61 per diluted share, for the third quarter of 2010.  The third quarter 2011 results include pre-tax charges of $34.2 million, or $0.11 per share, primarily related to costs associated with retiring the Company’s convertible debentures, litigation and mark-to-market losses associated with foreign currency derivatives (see attached reconciliation). The third quarter 2010 results included pre-tax charges of $10.4 million, or $0.03 per diluted share, related to the integration of the NATCO Group Inc. acquisition, as well as litigation and severance costs.
Revenues were $1.69 billion for the quarter, up 10 percent from $1.53 billion a year ago, and income before income taxes was $198.0 million, up seven percent from the $185.1 million a year ago. Cameron Chairman and Chief Executive Officer Jack B. Moore said that the year-over-year revenue increase was due to gains in the Drilling & Production Systems (DPS) and Valves & Measurement (V&M) segments. He noted that EBITDA margins were up for the Company sequentially. Both the DPS and V&M segments drove these margin improvements.
Total orders were $2.0 billion for the quarter, up from $1.48 billion in the third quarter of 2010, for an increase of 35%.  “We are pleased at the pace of orders for the quarter, particularly with the strength of our shorter cycle businesses”, Moore commented, “In fact, this represents our third highest orders quarter in Cameron’s history”.  Surface systems, Distributed Valves,  Process Valves and Measurement had record quarterly orders. Subsea saw a 15% increase sequentially.

Cameron’s backlog at the end of the third quarter was $5.79 billion, its second highest quarter-end level in history and up from $4.94 billion a year ago.  Moore noted that all three segments increased backlog over the past year with V&M gaining more than 47 percent from year-ago levels.

Capital investment continues, balance sheet strong
Cameron’s operations generated cash of $104.9 million during the third quarter. Moore said cash flow from operations should continue to accelerate in the fourth quarter as Cameron’s working capital needs moderate. Moore also noted that Cameron spent approximately $228 million in capital expenditures in the first three quarters. “Depending on the pace of expenditures on several large expansion projects, capital spending should approximate $350 million for 2011”, Moore said. “We continue to focus on investments in our aftermarket and unconventional resource related businesses, as well as our Brazilian capacity expansion”, Moore added. He also noted that the Company called its 2.5% convertible debentures during the second quarter and the cash repurchase was completed during the third quarter. He said that this resulted in a 5.2 million share reduction from the first quarter of 2011.
Moore said that as of September 30, 2011, Cameron’s $1.54 billion of cash and cash equivalents was exceeded by its total debt by approximately $50 million.

Full-year earnings guidance
Moore said Cameron’s full-year 2011 earnings, excluding charges, will be in the range of $2.63 to $2.66 per share.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future cash flows, costs, margins, free cash flow and earnings of the Company (including fourth quarter and full-year 2011 earnings per share estimates), as well as expectations regarding cash and capital needs, acquisitions and stock repurchases, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Drilling & Production Systems	$977.2	$944.0	$2,845.5	$2,600.1
Valves & Measurement	434.4	312.7	1,200.8	937.0
Process & Compression Systems	274.3	270.4	881.9	789.4
Total revenues	1,685.9	1,527.1	4,928.2	4,326.5

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,136.6	1,048.7	3,407.9	2,947.5
Selling and administrative expenses	243.4	210.2	723.6	611.9
Depreciation and amortization	53.1	52.7	145.5	153.7
Interest, net	20.6	20.0	62.7	56.4
Other costs	34.2	10.4	63.2	39.1
Total costs and expenses	1,487.9	1,342.0	4,402.9	3,808.6

Income before income taxes	198.0	185.1	525.3	517.9
Income tax provision	(33.5)	(36.4)	(103.2)	(119.7)
Net income	$164.5	$148.7	$422.1	$398.2

Earnings per common share:
Basic	$0.67	$0.61	$1.72	$1.64
Diluted	$0.67	$0.61	$1.69	$1.61

Shares used in computing earnings per common share:
Basic	245.1	242.2	244.9	243.2
Diluted	247.1	245.5	249.8	247.0

EBITDA:
Drilling & Production Systems	$223.1	$185.6	$551.0	$532.7
Valves & Measurement	91.4	54.0	242.2	169.4
Process & Compression Systems	33.8	56.4	115.9	140.8
Corporate and other(1)	(76.6)	(38.2)	(175.6)	(114.9)
Total	$271.7	$257.8	$733.5	$728.0

1
Corporate EBITDA amounts include $34.2 and $63.2 of other costs for the three- and nine-month periods ended September 30, 2011; and $10.4 million and $39.1 million for the three- and nine-month periods ended September 30, 2010.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets:
Cash and cash equivalents	$1,536.5	$1,832.5
Receivables, net	1,396.2	1,056.1
Inventories, net	2,177.7	1,779.3
Other	328.6	265.0
Total current assets	5,439.0	4,932.9

Plant and equipment, net	1,339.5	1,247.8
Goodwill	1,496.7	1,475.8
Other assets	351.6	348.6
Total Assets	$8,626.8	$8,005.1

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$10.9	$519.9
Accounts payable and accrued liabilities	2,029.8	2,016.0
Accrued income taxes	–	38.0
Total current liabilities	2,040.7	2,573.9

Long-term debt	1,576.3	772.9
Deferred income taxes	159.5	95.7
Other long-term liabilities	240.5	170.2
Total liabilities	4,017.0	3,612.7

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at September 30, 2011 and December 31, 2010	2.6	2.6
Capital in excess of par value	2,070.9	2,259.3
Retained earnings	3,270.4	2,848.3
Accumulated other elements of comprehensive income (loss)	(77.5)	(27.1)
Less: Treasury stock, 17,913,815 shares at September 30, 2011 (19,197,642 shares at December 31, 2010)	(656.6)	(690.7)
Total stockholders’ equity	4,609.8	4,392.4

Total Liabilities and Stockholders’ Equity	$8,626.8	$8,005.1

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$164.5	$148.7	$422.1	$398.2
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	42.9	36.4	115.1	107.8
Amortization	10.2	16.3	30.4	45.9
Non-cash stock compensation expense	9.1	6.7	26.7	25.2
Tax benefit of employee stock compensation plan transactions and deferred income taxes	25.6	(13.0)	12.5	(5.5)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(159.1)	(67.0)	(360.4)	(46.9)
Inventories	(146.4)	(25.1)	(431.4)	(91.0)
Accounts payable and accrued liabilities	158.0	(31.2)	24.6	(398.8)
Other assets and liabilities, net	0.1	23.1	39.8	(95.6)
Net cash provided by (used for) operating activities	104.9	94.9	(120.6)	(60.7)

Cash flows from investing activities:
Capital expenditures	(94.2)	(47.0)	(228.5)	(115.0)
Acquisitions, net of cash acquired	–	–	(42.5)	(40.9)
Proceeds from sale of plant and equipment	7.8	1.4	17.6	8.9
Net cash used for investing activities	(86.4)	(45.6)	(253.4)	(147.0)

Cash flows from financing activities:
Short-term loan borrowings (repayments), net	18.2	12.1	49.7	(6.6)
Issuance of senior debt	–	–	747.8	–
Debt issuance cost	–	–	(4.7)	–
Redemption of convertible debentures	(524.5)	–	(705.7)	–
Sale (purchase) of equity call options, net	9.7	–	(12.2)	–
Purchase of treasury stock	–	–	–	(123.9)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	3.3	2.5	20.0	(9.6)
Excess tax benefits from employee stock compensation plan transactions	0.5	0.9	5.4	6.3
Principal payments on capital leases	(2.2)	(1.6)	(6.0)	(4.9)
Net cash provided by (used for) financing activities	(495.0)	13.9	94.3	(138.7)

Effect of translation on cash	(30.1)	20.1	(16.3)	(2.8)

Increase (decrease) in cash and cash equivalents	(506.6)	83.3	(296.0)	(349.2)

Cash and cash equivalents, beginning of period	2,043.1	1,428.5	1,832.5	1,861.0

Cash and cash equivalents, end of period	$1,536.5	$1,511.8	$1,536.5	$1,511.8

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Drilling & Production Systems	$1,149.1	$718.0	$3,410.1	$2,034.6
Valves & Measurement	508.6	396.8	1,462.5	1,137.0
Process & Compression Systems	345.4	365.0	1,040.2	908.3
Total	$2,003.1	$1,479.8	$5,912.8	$4,079.9

Backlog

	September 30, 2011	December 31, 2010	September 30, 2010

Drilling & Production Systems	$3,755.9	$3,195.9	$3,401.9
Valves & Measurement	1,090.4	833.8	740.0
Process & Compression Systems	941.2	787.4	793.5
Total	$5,787.5	$4,817.1	$4,935.4

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended September 30, 2011
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$196.6	$81.5	$24.0	$(104.1)	$198.0
Depreciation & amortization	26.5	9.9	9.8	6.9	53.1
Interest, net	−	−	−	20.6	20.6

EBITDA	$223.1	$91.4	$33.8	$(76.6)	$271.7

	Three Months Ended September 30, 2010
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$161.8	$43.0	$41.4	$(61.1)	$185.1
Depreciation & amortization	23.8	11.0	15.0	2.9	52.7
Interest, net	−	−	−	20.0	20.0

EBITDA	$185.6	$54.0	$56.4	$(38.2)	$257.8

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Nine Months Ended September 30, 2011
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$474.3	$212.2	$88.5	$(249.7)	$525.3
Depreciation & amortization	76.7	30.0	27.4	11.4	145.5
Interest, net	−	−	−	62.7	62.7

EBITDA	$551.0	$242.2	$115.9	$(175.6)	$733.5

	Nine Months Ended September 30, 2010
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$463.8	$137.3	$96.4	$(179.6)	$517.9
Depreciation & amortization	68.9	32.1	44.4	8.3	153.7
Interest, net	−	−	−	56.4	56.4

EBITDA	$532.7	$169.4	$140.8	$(114.9)	$728.0

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended September 30, 2011
	After Tax(1)	Diluted EPS(2)
Net income, as reported	$164.5	$0.67
Adjustments:
BOP litigation costs	11.0	0.04
Mark-to-market impact on currency derivatives(3)	5.3	0.02
Acquisition, refinancing and other restructuring costs(4)	12.1	0.05
Adjusted EPS	$192.9	$0.78

(1)      Individual adjustments assume a 16.9% effective tax rate
(2)      Based on 247.1 million diluted shares
(3)      These derivatives have not been designated as accounting hedges
(4)      Includes $11.5 million of costs associated with retiring the 2.5% convertible debentures

	Three Months Ended September 30, 2010
	After Tax(1)	Diluted EPS(2)
Net income, as reported	$148.7	$0.61
Adjustments:
NATCO acquisition integration costs	4.6	0.02
BOP litigation costs	3.3	0.01
Severance, acquisition, refinancing and other restructuring costs	0.5	–
Adjusted EPS	$157.1	$0.64

(1)      Individual adjustments assume a 19.7% effective tax rate
(2)      Based on 245.5 million diluted shares

	Nine Months Ended September 30, 2011
	After Tax(1)	Diluted EPS(2)
Net income, as reported	$422.1	$1.69
Adjustments:
BOP litigation costs	28.5	0.11
Mark-to-market impact on currency derivatives(3)	5.1	0.02
Severance, acquisition, refinancing and other restructuring costs(4)	17.1	0.07
Adjusted EPS	$472.8	$1.89

(1)      Individual adjustments assume a 19.6% effective tax rate
(2)      Based on 249.8 million diluted shares
(3)      These derivatives have not been designated as accounting hedges
(4)      Includes $9.8 million of costs associated with retiring the 2.5% convertible debentures

	Nine Months Ended September 30, 2010
	After Tax(1)	Diluted EPS(2)

Net income, as reported	$398.2	$1.61
Adjustments:
NATCO acquisition integration costs	14.2	0.06
BOP litigation costs	5.2	0.02
Severance, acquisition, refinancing and other restructuring costs	10.6	0.04
Adjusted EPS	$428.2	$1.73

(1)      Individual adjustments assume a 23.1% effective tax rate
(2)      Based on 247.0 million diluted shares